EXHIBIT 10.12
QUALCOMM INCORPORATED
2023 Long-Term Incentive Plan
Executive Performance Stock Unit Award
RTSR Shares Grant Notice

Qualcomm Incorporated (the “Company”), pursuant to its 2023 Long-Term Incentive Plan (the “Plan”), hereby grants to you, the Participant named below, a Performance Stock Unit Award (the “Award”) subject to all of the terms and conditions as set forth in this Executive Performance Stock Unit Award RTSR Shares Grant Notice and the Executive Performance Stock Unit EPS Shares Grant Notice (together, the “Grant Notice”), the Executive Performance Stock Unit Award Agreement (the “Agreement”), which is attached hereto, and the Plan,1 all of which are incorporated herein in their entirety.

Please read this Grant Notice, the Plan and the Agreement (collectively, the “Grant Documents”) carefully. If you do not wish to receive this Performance Stock Unit Award and/or you do not consent and agree to the terms and conditions on which this Award is offered, as set forth in the Grant Documents, then you must reject the Performance Stock Unit Award by notifying the Company at ****@qualcomm.com no later than 4 months after the Date of Grant, in which case the Award will be cancelled. Your failure to notify the Company of your rejection of the Performance Stock Unit Award within this specified period will constitute your acceptance of the Award and your agreement with all terms and conditions of the Award, as set forth in the Grant Documents.

Participant:

Employee #:
Grant No.:
Date of Grant:
Target Relative Total Shareholder Return (“RTSR”) Shares:
Maximum RTSR Shares:	200% of Target RTSR Shares

Performance Period: [______________], or such shorter period provided in the Agreement

Service Vesting Date:

Additional Terms/Acknowledgments: By accepting this Performance Stock Unit Award, you acknowledge receipt of, and represent that you have read, understand, accept and agree to the terms and conditions of, this Grant Notice, the Agreement including the Exclusive Consulting Agreement attached to the Agreement and the Plan (including, but not limited to, the binding arbitration provision in Section 3.6 of the Plan).

1 A copy of the Plan can be obtained at go/MyQ.

G-1

Qualcomm Incorporated:

By:
Cristiano Amon
Chief Executive Officer
Dated:
Attachment:    Executive Performance Stock Unit Award Agreement

G-1

QUALCOMM INCORPORATED
2023 Long-Term Incentive Plan
Executive Performance Stock Unit Award
EPS Shares Grant Notice

Qualcomm Incorporated (the “Company”), pursuant to its 2023 Long-Term Incentive Plan (the “Plan”), hereby grants to you, the Participant named below, a Performance Stock Unit Award (the “Award”) subject to all of the terms and conditions as set forth in this Executive Performance Stock Unit Award EPS Shares Grant Notice and the Executive Performance Stock Unit Award RTSR Shares Grant Notice (together, the “Grant Notice”), the Executive Performance Stock Unit Award Agreement (the “Agreement”), which is attached hereto, and the Plan,2 all of which are incorporated herein in their entirety.

Please read this Grant Notice, the Plan and the Agreement (collectively, the “Grant Documents”) carefully. If you do not wish to receive this Performance Stock Unit Award and/or you do not consent and agree to the terms and conditions on which this Award is offered, as set forth in the Grant Documents, then you must reject the Performance Stock Unit Award by notifying the Company at ****@qualcomm.com no later than 4 months after the Date of Grant, in which case the Award will be cancelled. Your failure to notify the Company of your rejection of the Performance Stock Unit Award within this specified period will constitute your acceptance of the Award and your agreement with all terms and conditions of the Award, as set forth in the Grant Documents.

Participant:

Employee #:
Grant No.:
Date of Grant:
Target Earnings Per Share (“EPS”) Shares:
Maximum EPS Shares:	200% Target EPS Shares

Performance Period: [______________], or such shorter period provided in the Agreement

Service Vesting Date:

Additional Terms/Acknowledgments: By accepting this Performance Stock Unit Award, you acknowledge receipt of, and represent that you have read, understand, accept and agree to the terms and conditions of, this Grant Notice, the Agreement including the Exclusive Consulting Agreement attached to the Agreement and the Plan (including, but not limited to, the binding arbitration provision in Section 3.6 of the Plan).
2 A copy of the Plan can be obtained at go/MyQ.

G-2

Qualcomm Incorporated:

By:
Cristiano Amon
Chief Executive Officer
Dated:
Attachment:    Executive Performance Stock Unit Award Agreement

G-2

Qualcomm Incorporated
2023 Long-Term Incentive Plan
Executive Performance Stock Unit Award
Agreement
Qualcomm Incorporated (the “Company”) has granted this Performance Stock Unit Award (this “Award”) to you, the Participant named in the Executive Performance Stock Unit Award RTSR Shares Grant Notice and the Executive Performance Stock Unit EPS Shares Grant Notice (together, the “Grant Notice”) pursuant to the terms and conditions set forth in the Grant Notice, this Executive Performance Stock Unit Award Agreement and the attachments hereto (together with the Grant Notice, the “Agreement”) and the 2023 Long-Term Incentive Plan (the “Plan”). Capitalized terms that are not explicitly defined in the Grant Notice or this Agreement but are defined in the Plan shall have the same definitions as in the Plan.
The details of this Award are as follows:
1.VESTING. In order for the Award to vest each of two vesting conditions must be satisfied: (i) a continued services and/or qualified termination condition as set forth in this Section 1 (the “Service Vesting Condition”) and (ii) the performance-based vesting conditions set forth on Attachment 1.
1.1SERVICE VESTING CONDITION. Except to the extent provided in the remainder of this Section 1 and Section 6, the Service Vesting Condition for this Award will be satisfied on the Service Vesting Date specified in the Grant Notice if and to the extent that you continue in Service through that Service Vesting Date. If your Service terminates (or is deemed to have terminated) before the Service Vesting Date for any reason other than as specified in the remainder of this Section 1, this Award is not eligible to vest and shall be forfeited.
1.2TERMINATION OF SERVICE. You will be eligible to vest in this Award if prior to the Service Vesting Date specified in the Grant Notice your Service terminates due to your death, Disability, Qualified Termination (as defined below) or CIC Qualified Termination (as defined below) or in connection with your attainment of Normal Retirement Age (as defined below), if and to the extent that you continue in employment with the Participating Companies through the date you have attained Normal Retirement Age. If your Service terminates for any reason other than due to death or Disability, or your employment terminates for any reason other than a Qualified Termination (as defined below), a CIC Qualified Termination (as defined below), or prior to the date on which you have attained Normal Retirement Age, this Award is not eligible to vest and shall be forfeited.
1.3QUALIFIED TERMINATION. If your employment terminates as a result of a Qualified Termination before you attain Normal Retirement Age, then effective as of your Qualified Termination, subject to your execution and delivery of a Separation Agreement (as defined in the Severance Plan) and non-revocation so that it becomes effective before the 60th day following your Qualified Termination and continued compliance with the Confidentiality Agreement (as defined in the Severance Plan) and the Separation Agreement (the “Qualified Termination Conditions”), you will have satisfied the Service Vesting Condition and will be eligible to vest in this Award as described in Section 2.5.

1.4CIC QUALIFIED TERMINATION. If your employment terminates due to a CIC Qualified Termination before you attain Normal Retirement Age, you will have satisfied the Service Vesting Condition and will be eligible to vest in this Award upon your CIC Qualified Termination as described in Section 2.6, subject to the Release (as described in the CIC Severance Plan) becoming non-revocable (the “CIC Qualified Termination Conditions”).
1.5DEFINITIONS. For purposes of this Agreement, the following capitalized terms are defined as follows:
“Cause” has the meaning given such term in the Severance Plan before a Change in Control and the meaning given such term in the CIC Severance Plan on or after a Change in Control. Whether a termination of employment was for Cause or a termination of employment could have been implemented for Cause shall be determined by the Committee.
“CIC Qualified Termination” means a Qualified Termination as defined in the CIC Severance Plan.
“CIC Severance Plan” means the Qualcomm Incorporated Executive Officer Change in Control Severance Plan, as may be amended from time to time.
“Disability” has the meaning given such term in the Severance Plan and CIC Severance Plan.
“Modified Performance Period” means the period beginning on the Performance Period Start Date and ending on the earlier of: (i) the last day of the Company’s fiscal year in which your Service terminates, or (ii) ten (10) days prior to the date of any Change in Control that occurs prior to the end of the Performance Period where the Acquiring Corporation elects not to assume or continue the Award; provided, however, that if your termination of Service occurs on the last day of any Company fiscal year then the Modified Performance Period will end on the same date as the date of your termination of Service.
“Normal Retirement Age” shall be the later of: (a) the date which is three (3) months after the Grant Date or (b) the earlier of (1) the date on which you have attained age fifty-five (55) and completed at least ten (10) years of consecutive employment (as measured from your most recent date of hire), or (2) the date on which the sum of all of your years of employment (with aggregation of any partial years of employment) and attained age equals 70.
“Performance Period Start Date” means the first date of the Performance Period specified in the Grant Notice.
“Qualified Termination” means a Qualified Termination as defined in the Severance Plan.
“Severance Plan” means the Qualcomm Incorporated Executive Officer Severance Plan, as may be amended from time to time.
1.6 SUSPENSION OF VESTING. Notwithstanding any other provision of the Plan or this Agreement, the Company reserves the right, in its sole discretion, to suspend or reduce vesting of this Award in the event of any leave of absence or part-time Service applicable to you which occurs prior to the Service Vesting Date.
2.SETTLEMENT OF THE AWARD.
2.1AMOUNT, FORM AND TIMING OF PAYMENT OF AWARD - CONTINUED SERVICE THROUGH SERVICE VESTING DATE SPECIFIED IN THE GRANT NOTICE. If you continue in Service through the Service Vesting Date specified in the Grant Notice, you will have satisfied the Service Vesting Condition and shall be eligible to be paid in a number of shares of Stock equal to the total number of Shares Earned (if any) determined pursuant to Attachment 1, which is attached hereto and made a part hereof. Such shares of Stock shall be issued in payment within the thirty (30) days after the later of (a) the Service Vesting Date specified in the Grant Notice or (b) the date on which the HR & Compensation Committee (the “Committee”) determines and certifies in writing the number of shares (if any) that are payable, which determination and certification shall be made by the Committee no later than the December 31st that next follows the end of the Performance Period. Notwithstanding the foregoing, in the event that either (i) your employment is terminated for Cause at any time prior to the date you are issued the shares of Stock, or (ii) the Committee determines that the occurrence of circumstances constituting Cause for your termination occurred at any time prior to the date you are issued the shares of Stock (and regardless of whether or not your employment is terminated for Cause or if you were employed on the date of such occurrence), you will not have satisfied the Service Vesting Condition and you will immediately forfeit your right to payment under this Section 2.1.
2.2 AMOUNT, FORM AND TIMING OF PAYMENT OF AWARD – QUALIFYING RETIREMENT TERMINATION AFTER ATTAINMENT OF NORMAL RETIREMENT AGE. If you terminate employment with the Participating Companies after attaining Normal Retirement Age, subject to your satisfaction of the conditions set forth in this Section 2.2, you will have satisfied the Service Vesting Condition and you shall be eligible to vest in and be paid in a number of shares of Stock equal to the total number of Shares Earned (if any) determined pursuant to Attachment 1, which is attached hereto and made a part hereof. Such shares of Stock shall be issued in payment within the thirty (30) days after the later of (a) the Service Vesting Date specified in the Grant Notice or (b) the date on which the Committee determines and certifies in writing the number of shares (if any) that are payable, which determination and certification shall be made by the Committee no later than the December 31st that next follows the end of the Performance Period; provided, however, that you will be deemed to have satisfied the Service Vesting Condition and accordingly vesting and payment shall be made pursuant to this Section 2.2 following your termination of employment with the Participating Company only if such termination was not for Cause and you (A) execute a general release of claims in a form satisfactory to the Company and that general release becomes irrevocable before the 60th day following your termination of employment, and (B) comply with all the requirements of the Exclusive Consulting Agreement attached hereto as Attachment 2 (the “Consulting Agreement”). Notwithstanding the foregoing, in the event you violate any of the provisions contained in the Consulting Agreement at any time, you will not have satisfied the Service Vesting Condition and all rights to vesting and payment under this Section 2.2 shall be immediately forfeited without consideration. In the event that either (i) your employment is terminated for Cause at any time prior to the date you are issued the shares of Stock, or (ii) the Committee determines that the occurrence of circumstances constituting Cause for your termination occurred at any time prior to the date you are issued the shares of Stock (and regardless of whether or not your employment is terminated for Cause or if you were employed on the date of such occurrence), you will not have satisfied the Service Vesting Condition and you will immediately forfeit your right to payment under this Section 2.2. You acknowledge and agree that your provision of services in compliance with the terms of the Consulting Agreement shall be taken into consideration solely for purposes of your eligibility to continue to vest in the Award shall not be deemed continued Service with the Participating Companies for purposes of your eligibility to vest in any other equity awards. Notwithstanding the foregoing, if there is any earlier Change in Control where the Acquiring Corporation elects not to assume or substitute for this Award, then the number of Shares Earned will be determined in the same manner as provided in Section 6.1 and will be issued to you immediately prior to such Change in Control.
2.3AMOUNT, FORM AND TIMING OF PAYMENT OF AWARD - TERMINATION OF SERVICE BEFORE THE SERVICE VESTING DATE SPECIFIED IN THE GRANT NOTICE DUE TO DEATH OR DISABILITY. If your Service terminates before the Service Vesting Date specified in the Grant Notice due to your death or Disability, you (or in the event of death, your estate, personal representative, or beneficiary to whom this Award may be transferred by will or by the laws of descent and distribution), will be paid a number of shares of Stock equal to the product of (1) the sum of (a) the RTSR Shares Earned (if any) and (b) the EPS Shares Earned (if any) determined pursuant to Attachment 1 hereto, except that the Performance Period used for this determination will be the Modified Performance Period, multiplied by (2) a fraction the numerator of which is the number of whole and partial months (rounded up to the next whole month) from the beginning of the Performance Period until the date your Service terminates, and the denominator of which is 36. Shares of Stock payable pursuant to this Section 2.3 shall be issued in payment within the thirty (30) days after the date on which the Committee determines and certifies in writing the number of shares of Stock (if any) that are payable pursuant to this Section 2.3, which determination and certification shall be made by the Committee no later than the December 31st that next follows the end of the Company’s fiscal year in which such termination of Service occurred or immediately prior to any earlier Change in Control where the Acquiring Corporation elects not to assume or substitute for this Award.
2.4AMOUNT, FORM AND TIMING OF PAYMENT UPON DEATH FOLLOWING TERMINATION OF SERVICE DUE TO DISABILITY. If your Service with the Company and/or the Participating Company that employs you (the “Employer”) terminates because of your Disability and you are entitled to receive or have received a payment of Stock pursuant to Section 2.3, and you later die during the Performance Period specified in the Grant Agreement or your death occurs following the expiration of such Performance Period and on or prior to the date that the Committee determines and certifies in writing the number of shares (if any) that are payable to other Participants who remained in Service through the Service Vesting Date, your estate, personal representative, or beneficiary to whom this Award may be transferred by will or by the laws of descent and distribution will be paid an additional number of shares of Stock equal to the difference (if any) between (1) the shares of Stock you would have received under Section 2.3 had you remained in Service until the date of your death, reduced by (2) any shares of Stock you are entitled to receive or have received pursuant to Section 2.3 as a result of termination of your Service due to your Disability. Shares of Stock payable pursuant to this Section 2.4 shall be issued in payment as soon as practicable after the date on which the Committee determines and certifies in writing the number of shares of Stock (if any) that are payable pursuant to this Section 2.4and in all cases no later than the December 31st of the applicable calendar year following the date of your death or immediately prior to any earlier Change in Control where the Acquiring Corporation elects not to assume or substitute for this Award.
2.5 AMOUNT, FORM AND TIMING OF PAYMENT UPON A QUALIFIED TERMINATION. If your employment terminates before the Service Vesting Date specified in the Grant Notice due to a Qualified Termination before you attain Normal Retirement Age and you satisfy the Qualified Termination Conditions, you will be paid a number of shares of Stock equal to the product of (1) the sum of (a) the RTSR Shares Earned (if any) and (b) the EPS Shares Earned (if any) determined pursuant to Attachment 1 hereto, except that the

Performance Period used for this determination will be the Modified Performance Period, multiplied by (2) a fraction the numerator of which is the number of whole and partial months (rounded up to the next whole month) from the beginning of the Performance Period until the Qualified Termination and the denominator of which is 36. Shares of Stock payable pursuant to this Section 2.5 shall be issued in payment within the thirty (30) days after the date on which the Committee determines and certifies the number of shares of Stock (if any) that are payable pursuant to this Section 2.5, which determination and certification shall be made by the Committee no later than the December 31st that next follows the end of the Company’s fiscal year in which such Qualified Termination occurs or immediately prior to any earlier Change in Control where the Acquiring Corporation elects not to assume or substitute for this Award.
2.6AMOUNT, FORM AND TIMING OF PAYMENT UPON A CIC QUALIFIED TERMINATION. If your employment terminates before the Vesting Date specified in the Grant Notice due to a CIC Qualified Termination before you attain Normal Retirement Age and you satisfy the CIC Qualified Termination Conditions, you will be paid a number of shares of Stock equal to the sum of (a) the number of RTSR Shares Earned (if any) determined pursuant to Attachment 1 hereto (except that the Performance Period for this determination will be the Modified Performance Period) and (b) the number of Target EPS Shares specified in the Grant Notice. Shares of Stock payable pursuant to this Section 2.6 shall be issued in payment within the thirty (30) days after the date on which the Committee determines and certifies in writing the number of shares of Stock (if any) that are payable pursuant to this Section 2.6, which determination and certification shall be made by the Committee no later than the December 31st that next follows the end of the Company’s fiscal year in which such CIC Qualified Termination occurs or immediately prior to any earlier Change in Control where the Acquiring Corporation elects not to assume or substitute for this Award.
2.7TAX WITHHOLDING. You acknowledge that the Employer may be subject to withholding tax obligations arising by reason of the vesting and/or payment of this Award. You authorize your Employer to satisfy the withholding tax obligations by one or a combination of the following methods, as selected by the Company in its sole discretion: (a) withholding from your pay and any other amounts payable to you; (b) withholding of Stock and/or cash from the payment of this Award, with the number of shares of Stock to be withheld to be calculated by reference to the Fair Market Value (as defined below in this Section 2.7) of such Stock; (c) arranging for the sale of shares of Stock payable in connection with this Award (on your behalf and at your direction which you authorize by accepting this Award); or (d) any other method allowed by the Plan or applicable law. Notwithstanding the foregoing, you may elect in the manner specified by the Company to make a cash payment to the Company or your Employer to satisfy the withholding tax obligations with respect to this Award, provided such election is made during an open trading window under the Qualcomm Insider Trading Policy and you are not in possession of any material nonpublic information at the time of such election. If your Employer satisfies the withholding obligations by withholding a number of whole shares of Stock as described in subsection (b) herein, for tax purposes you will be deemed to have been issued the full number of shares of Stock subject to this Award, notwithstanding that a number of shares is held back in order to satisfy the withholding obligations. The “Fair Market Value” of any Stock withheld pursuant to this Section 2.7 shall be determined by reference to an amount equal to the closing price of a share of Stock as quoted on any national or regional securities exchange or market system constituting the primary market for the Stock on the date of determination (or, if there is no closing price on that day, the last trading day prior to that day) or, if the Stock is not listed on a national or regional securities exchange or market system, the value of a share of Stock as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse. The Company shall not be required to issue any shares of Stock pursuant to this Agreement unless and until the withholding obligations are satisfied.

3.TAX ADVICE. You represent, warrant and acknowledge that the Company and, if different, your Employer, has made no warranties or representations to you with respect to the income tax consequences of the transactions contemplated by this Award, and you are in no manner relying on the Company, your Employer or their representatives for an assessment of such tax consequences. YOU UNDERSTAND THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX TREATMENT OF THIS OR ANY OTHER AWARD. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.
4.DIVIDEND EQUIVALENTS. If the Board declares a cash dividend on the Company’s Stock, you will be entitled to Dividend Equivalents in the form, payable on the terms and at such times as provided in Section 10.3 of the Plan.
5.SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, no shares of Stock will be issued to you upon vesting of this Award unless the Stock is then registered under the Securities Act or, if such Stock is not then so registered, the Company has determined that such vesting and issuance would be exempt from the registration requirements of the Securities Act. By accepting this Award, you agree not to sell any of the shares of Stock received under this Award at a time when applicable laws or Company policies prohibit a sale.
6.CHANGE IN CONTROL. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without your consent, either assume the Company’s rights and obligations under this Award or substitute for this Award a substantially equivalent award for the Acquiring Corporation’s stock.
6.1PAYOUT PURSUANT TO A CHANGE IN CONTROL. In the event the Acquiring Corporation elects not to assume or substitute for this Award in connection with a Change in Control, the vesting of this Award, so long as your Service has not terminated prior to the date of the Change in Control, shall be accelerated, effective as of the date ten (10) days prior to the date of the Change in Control, and immediately prior to the closing of the Change in Control, you will be paid a number of shares of Stock equal to the sum of (a) the RTSR Shares Earned determined pursuant to Attachment 1 based on a Performance Period ending ten (10) days before the Change in Control, plus (b) the number of Target EPS Shares specified in the Grant Notice; provided, however that if the Performance Period ended prior to the closing of such Change in Control, then the number of RTSR Shares Earned and EPS Shares Earned will instead be determined based upon actual performance during the Performance Period.
6.2VESTING CONTINGENT UPON CONSUMMATION. The vesting of this Award and payment of any shares of Stock by reason of this Section 6 shall be conditioned upon the consummation of the Change in Control.
6.3APPLICABILITY OF AGREEMENT. Notwithstanding the foregoing, shares of Stock acquired upon settlement of this Award prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of this Agreement except as otherwise provided in this Agreement.
6.4CONTINUATION OF AWARD. Notwithstanding the foregoing, if the corporation the stock of which is subject to this Award immediately prior to an Ownership Change Event constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event, less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code, without regard to the provisions of Section 1504(b) of the Code, this Award shall be assumed, substituted or continued and shall not terminate (and the vesting of such award shall not accelerate as provided in Section 6.1) unless the Committee otherwise provides in its discretion.
7.TRANSFERABILITY. Prior to the issuance of shares of Stock in settlement of this Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by your creditors or by your beneficiary (if any), except (i) transfer by will or by the laws of descent and distribution or (ii) to the extent permitted by the Company, transfer by written designation of a beneficiary, in a form acceptable to the Company, with such designation taking effect upon your death. All rights with respect to the Performance Stock Units shall be exercisable during your lifetime only by you or your guardian or legal representative. Prior to actual payment of any shares of Stock pursuant to this Award, this Award will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
8.AWARD NOT AN EMPLOYMENT OR SERVICE CONTRACT. This Award is not an employment or service contract and nothing in this Agreement, the Grant Notice or the Plan shall be deemed to create in any way whatsoever any obligation on your part to continue in the employment or Service of a Participating Company, or of a Participating Company to continue your employment or Service with the Participating Company. In addition, nothing in your Award shall obligate the Company, its stockholders, Board, Officers or Employees to continue any relationship which you might have as an Employee, Director or Consultant for the Company.
9.RESTRICTIVE LEGEND. Stock issued pursuant to the vesting and payment of this Award may be subject to such restrictions upon the sale, pledge or other transfer of the Stock as the Company and the Company’s counsel deem necessary under applicable law or pursuant to this Agreement.
10.REPRESENTATIONS, WARRANTIES, COVENANTS, AND ACKNOWLEDGMENTS. You hereby agree that in the event the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the transfer or issuance of the shares of Stock issued pursuant to the vesting and payment of this Award may be conditioned upon you making certain representations, warranties, and acknowledgments relating to compliance with applicable securities laws.
11.VOTING AND OTHER RIGHTS. Subject to the terms of this Agreement, you shall not have any voting rights or any other rights and privileges of a shareholder of the Company unless and until shares of Stock are issued upon payment of this Award.
12.CODE SECTION 409A. It is the intent that the terms relating to the vesting and the payment of the Award as set forth in this Agreement shall qualify for exemption from or comply with the requirements of Section 409A of the Code, and any ambiguities herein will be interpreted to so qualify or comply. Notwithstanding the foregoing or anything herein to the contrary, if it is determined that this Award fails to satisfy the requirements of the “short-term deferral” exemption and is otherwise deferred compensation subject to Section 409A of the Code, and if you are a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) as of the date of your “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares of Stock that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, but only if such delay in the issuance of the shares is necessary to avoid the imposition of additional taxation on you in respect of the shares under Section 409A of the Code. The Company reserves the right, to the extent the Company deems appropriate or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or payments provided for under this Agreement are made in a manner that qualifies for exemption from or complies with the requirements of Section 409A of the Code; provided, however, that the Company makes no representation that the vesting or payments pursuant to this Award will be exempt from or comply with the requirements of Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the vesting or payments of this Award or require that any vesting or payments pursuant to this Award comply with the requirements of Section 409A of the Code. The Company will have no liability to you or any other party if the Award, the delivery of shares of Stock upon payment of the Award or other payment hereunder that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Company with respect thereto.
13.NOTICES. Any notices provided for in this Agreement, the Grant Notice or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
14.NATURE OF GRANT. In accepting the Award, you acknowledge and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, (subject to any limitations set forth in the Plan);
(b)    the Award is voluntary and occasional and does not create any contractual or other right to receive future awards or benefits in lieu of awards, even if other awards have been awarded repeatedly in the past;
(c)    all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d)    your participation in the Plan is voluntary;
(e)    the Award and the shares of Stock subject to the Award are extraordinary items that do not constitute compensation of any kind for Services of any kind rendered to the Company or the Employer, and which are outside the scope of your employment or service contract, if any;
(f)    the Award and the shares of Stock subject to the Award are not intended to replace any pension rights or compensation;
(g)    the Award and the shares of Stock subject to the Award are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Participating Company;

(h)    the future value of the underlying shares of Stock is unknown and cannot be predicted with any certainty;
(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of your Award resulting from termination of your employment or Service or your breach of any terms hereof (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid), and in consideration of the grant of the Award to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, waive your ability, if any, to bring any such claim, and release the Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(j)    the Award and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the Award or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Stock; and
(k)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Stock; you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
15.APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California as if the Agreement were between California residents and as if it were entered into and to be performed entirely within the State of California.
16.ARBITRATION. Any dispute or claim concerning any Performance Stock Units granted (or not granted) pursuant to the Plan and any other disputes or claims relating to or arising out of this Agreement or the Plan shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association pursuant to the commercial arbitration rules in San Diego, California. By accepting this Award, you and the Company waive your respective rights to have any such disputes or claims tried by a judge or jury.
17.AMENDMENT. Your Award may be amended as provided in the Plan at any time, provided no such amendment may adversely affect this Award without your consent unless such amendment is necessary to comply with any applicable law or government regulation, or is contemplated in Section 12 hereof. No amendment or addition to this Agreement shall be effective unless in writing or in such electronic form as may be designated by the Company.
18.GOVERNING PLAN DOCUMENT. Your Award is subject to this Agreement, the Grant Notice and all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement, the Grant Notice and those of the Plan, the provisions of the Plan shall control.

19.SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.
20.DESCRIPTION OF ELECTRONIC DELIVERY. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to you electronically. In addition, if permitted by the Company, you may electronically accept and acknowledge the Grant Notice and/or this Agreement and/or deliver such documents to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic acknowledgement, acceptance and/or delivery may include but do not necessarily include use of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via electronic mail (“e-mail”) or such other means specified by the Company. You hereby consent to receive the above-listed documents by electronic delivery and, if permitted by the Company, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, as set forth herein.
21.WAIVER. The waiver by the Company with respect to your (or any other Participant’s) compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of such party of a provision of this Agreement.
22.REPAYMENT/FORFEITURE. Any benefits you may receive hereunder shall be subject to repayment or forfeiture as required to comply with (a) any applicable listing standards of a national securities exchange on which the Company’s securities are listed or as otherwise required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, including Rule 10D-1 of the Exchange Act, (b) other applicable U.S. laws and the applicable laws of any other jurisdiction, (c) the Qualcomm Incorporated Incentive Compensation Repayment Policy, a copy of which is attached hereto as Attachment 3, or (d) any policies adopted by the Company, each to the extent determined by the Company in its discretion to be applicable to you.

ATTACHMENT 1
For purposes of Section 2.1 of this Agreement, “Shares Earned” means the sum of (1) the RTSR Shares Earned and (2) the EPS Shares Earned, as determined pursuant to this Attachment 1.
“RTSR Shares Earned” means the number of Shares determined by multiplying the Target RTSR Shares specified in the Grant Notice by the TSR Payout Percentage, rounding up to the nearest whole share. For purposes of determining the RTSR Shares Earned:
“Beginning Period Average Price” means the average official closing price per share of the issuer over the 40-consecutive-trading days ending with and including the first day of the Performance Period (or, if the applicable day is not a trading day, the immediately preceding trading day).
“Ending Period Average Price” means the average official closing price per share of the issuer over the 40-consecutive-trading days ending with and including the last day of the Performance Period (or, if the applicable day is not a trading day, the immediately preceding trading day).
“Nasdaq-100 Companies” means the companies that are included in the NASDAQ-100 Index (published by The NASDAQ Stock Market, or its successor) continuously from the beginning through the end of the Performance Period. The Committee shall have the authority to make appropriate adjustments to the extent necessary to account for extraordinary, unusual and infrequently occurring events and transactions involving the Nasdaq-100 Companies.
“Performance Period” means the period specified in the Grant Notice.
“TSR” means total shareholder return as determined by dividing (i) the sum of (A) the Ending Period Average Price minus the Beginning Period Average Price plus (B) all dividends and other distributions paid on the issuer’s shares during the Performance Period by (ii) the Beginning Period Average Price. In calculating TSR, all dividends are assumed to have been reinvested in shares when paid. The Committee shall have the authority to make appropriate equitable adjustments to account for extraordinary items affecting the TSR.
“TSR Payout Percentage” means the percentage that corresponds to the TSR Percentile Rank specified below:

TSR Percentile Rank	Payout Percentage
90th percentile and above	200%
55th percentile	100% (Target)
25th percentile	25%
Below 25th percentile	0%

Between the levels specified above, the Payout Percentage is interpolated linearly, rounded up to the nearest decimal point.
“TSR Percentile Rank” means the Company’s percentile ranking relative to the Nasdaq-100 Companies, based on TSR. TSR Percentile Rank is determined by ordering the Nasdaq-100 Companies (plus the Company if the Company is not one of the Nasdaq-100 Companies) from highest to lowest based on TSR for the Performance Period and counting down from the company with the highest TSR (ranked first) to the Company’s position on the list. If two companies are ranked equally, the ranking of the next company shall account for the tie, so that if one company is ranked first, and two companies are tied for second, the next company is ranked fourth. After this ranking, the TSR Percentile Rank will be calculated using the following formula, rounded to the nearest whole percentile by application of regular rounding:

TSR Percentile Rank =	(N – R)	* 100
N
“N” represents the number of Nasdaq-100 Companies for the Performance Period (plus the Company if the Company is not one of the Nasdaq-100 Companies for the Performance Period).
“R” represents the Company’s ranking among the Nasdaq-100 Companies (plus the Company if the Company is not one of the Nasdaq-100 Companies for the Performance Period).
For example, if there are 100 Nasdaq-100 Companies (including the Company), and the Company ranked 40th, the TSR Percentile Rank would be at the 60th percentile:
60 = (100 – 40)/100 * 100.
Limitation on Amount of Payment. Notwithstanding anything in this Agreement to the contrary, if the Company’s TSR is negative for the Performance Period, then the RTSR Shares Earned will be equal to the lesser of (a) the number of RTSR Shares (if any) determined without regard to this Limitation on Amount of Payment, or (b) the Target RTSR Shares specified in the Grant Notice.

“EPS Shares Earned” means the number of shares determined by multiplying the Target EPS Shares specified in the Grant Notice by the EPS Payout Percentage, rounding up to the nearest whole share. For purposes of determining the EPS Shares Earned:
“Adjusted GAAP Earnings Before Tax” means income before tax from continuing operations determined in accordance with GAAP, adjusted to exclude the before-tax impact of the following items:
(1) Income before tax from continuing operations from the Qualcomm Strategic Initiative (“QSI”) segment as defined in the Company’s fiscal 2023 Form 10-K.
(2) Acquisition-related items, which includes: (a) recognition of the step-up of inventories to fair value, (b) purchase accounting effects on property, plant and equipment for acquisitions completed in or after the second quarter of fiscal 2017, (c) amortization of acquisition-related intangible assets, (d) purchase accounting effects on acquired or assumed debt, (e) third-party acquisition and integration services costs, (f) break-up fees, (g) costs related to temporary debt facilities and letters of credit executed prior to the close of an acquisition, (h) expenses related to the termination of contracts that limit the use of acquired intellectual property and (i) other costs incurred in connection with acquisitions that are to be expensed upon the close of the acquisition under GAAP. These adjustments shall apply only with respect to applicable items acquired or incurred in transactions that qualify as business combinations pursuant to GAAP.
(3) The following items for which each event individually equals or exceeds $25 million on a pre-tax basis, except as expressly provided in (e) below:
(a) Restructuring and restructuring-related costs (in the aggregate by restructuring event), which consist of the following costs: (i) severance and benefits (including COBRA and outplacement expenses); (ii) third-party consulting and legal costs; (iii) increased security costs; (iv) acceleration of depreciation and/or amortization expense; (v) facilities and lease termination or abandonment charges; (vi) asset impairment charges and/or contract terminations; (vii) third-party business separation costs; and (viii) relocation costs as a result of an office or facility closure. Adjusted GAAP Earnings Before Tax shall not be adjusted for any such item that cannot specifically be tied to the restructuring event;
(b) Asset impairments;
(c) Gains/losses on divestitures or non-revenue generating asset sales and associated third-party costs (e.g. bankers’ fees for the sale of a business);
(d) Impact of (i) any fine or award arising from a legal or regulatory matter and (ii) any award, settlement, arbitration and/or judgment arising from a legal or contract dispute to the extent that the profit or loss arising from such award, settlement, arbitration or judgement is clearly attributable to one or more fiscal years ending before the beginning of the Performance Period; and
(e) Gains and losses driven by the revaluation of the Nonqualified Deferred Compensation Plan liabilities recognized in operating expense and the offsetting gains and losses on the related assets recognized in investments and other income.
(4) In the event of an acquisition during any fiscal year in the Performance Period with a purchase price determined in accordance with GAAP that is greater than $5 billion, for a period of four (4) fiscal quarters (including the quarter in which the acquisition occurs), (i) the impact on earnings before tax from continuing operations from such acquisition; (ii) the impact of expense (e.g. interest expense) or amortization of premiums or discounts related to debt issued or assumed by the Company or any of its subsidiaries in connection with or related to such acquisition; and (iii) the impact on investment income as a result of usage of such funds in the purchase of such acquisition.
(5) Share-based compensation expenses.
(6) Contract disputes in excess of $50 million for any fiscal year in the Performance Period (including but not limited to disputes resulting in litigation or arbitration) in which (a) a licensee withholds or fails to make royalty payments or disputes royalty payments paid, (b) attributable revenue is not recorded in GAAP revenue for the fiscal year, (c) such dispute is not resolved during the Performance Period, and (d) projected revenue from such licensee was included in determining the EPS Target for that fiscal year, in which event revenue for such fiscal year will be adjusted to include the amount of revenue the licensee withholds, fails to pay or disputes, or to the extent that the licensee fails to report information sufficient to determine for such fiscal year the actual impact on revenue of the withholding, failure to make royalty payments or dispute of payment amounts, such adjustment for such fiscal year shall be the specific amount for such licensee that was used for such fiscal year in the determination of the EPS Target. It is the intent of this provision to remove the impact of revenue disputes or the double counting of revenues, subject to the conditions set out herein.
“Adjusted GAAP Tax Rate” means thirteen and one-half percent (13.5%).

“Average EPS” means the sum of the EPS for each Company fiscal year in the Performance Period divided by the number of Company fiscal years in the Performance Period.
“EPS” means the quotient obtained by dividing (1) the product of Adjusted GAAP Earnings Before Tax multiplied by the difference between one (1) and the Adjusted GAAP Tax Rate by (2) the weighted average diluted shares for the Company’s fiscal year determined in accordance with GAAP but excluding share count impact of share buybacks, if any, that results in a full year weighted-average diluted share count lower than the diluted share count at the beginning of the Performance Period and the share count impact of shares issued in connection with any acquisition to the extent provided in paragraph 4 (of the definition of Adjusted GAAP

Earnings Before Tax above) and equity awards assumed or granted to individuals who become employees of the Company or any of its subsidiaries as a result of such acquisition.

“EPS Payout Percentage” means the EPS Payout Percentage that corresponds to the Average EPS specified below:

Average EPS	EPS Payout Percentage
140% or higher of EPS Target	200% Payout
EPS Target	100% Payout
60% of EPS Target	33% Payout
Below 60% of EPS Target	0% Payout
Between the levels specified above, the EPS Payout Percentage is interpolated linearly.
“EPS Target” means $[____].

ATTACHMENT 2
QUALCOMM INCORPORATED
EXCLUSIVE CONSULTING AGREEMENT
1.Consulting Services Following Normal Retirement Age.  In the event you terminate your employment with the Participating Companies and receive or are entitled to receive additional vesting, payments or other rights or benefits under the Award Agreement to which this Exclusive Consulting Agreement is attached as a result of having previously attained Normal Retirement Age and your satisfaction of the other conditions set forth in Section 2.2 of such Award Agreement, including your compliance with all the terms of this Exclusive Consulting Agreement (a “Qualifying Retirement Termination”), you will provide the Company consulting services related to the subject matter of that employment as provided in this Exclusive Consulting Agreement. Such consulting services will not exceed five (5) hours per month, and there will be no separate compensation for such services beyond that provided in the Award. Should the Company request services in excess of five (5) hours per month, you and the Company will negotiate appropriate compensation for such additional services before they are undertaken. You represent, warrant and covenant that you will perform any services under this Exclusive Consulting Agreement in a timely, professional and workmanlike manner and that all services, materials, information and deliverables provided by you hereunder will comply with (i) the requirements communicated by the Company, (ii) the Company’s policies and procedures; and (iii) any other agreements between you and the Company, including but not limited to any severance, confidentiality or proprietary agreements. All capitalized terms in this Exclusive Consulting Agreement not otherwise defined herein shall have the meaning prescribed by the Qualcomm Incorporated 2023 Long-Term Incentive Plan (the “Plan”) or the Award Agreement thereunder to which this Exclusive Consulting Agreement is attached.
2.The Award.  You are a former high-level executive who is terminating employment with the Participating Companies after attaining Normal Retirement Age with respect to the Award and as such you are eligible for additional vesting, payments or other rights or benefits under the Award. Your agreement to the terms and conditions of this Exclusive Consulting Agreement is an express condition of the Award and the additional provisions of the Award Agreement applicable to you following your Qualifying Retirement Termination with respect to the Award. You acknowledge and agree that your provision of services in compliance with the terms of this Exclusive Consulting Agreement shall be taken into consideration solely for purposes of your eligibility to vest in the Award in connection with a Qualifying Retirement Termination and shall not be deemed continued Service with the Participating Companies for purposes of your eligibility to vest in any other equity awards that may have been granted to you and with respect to which you did not attain Normal Retirement Age prior to your termination of employment.
3.Independent Contractor Relationship.  Your relationship with the Company under this Exclusive Consulting Agreement is that of an independent contractor, and nothing herein is intended to, or shall be construed to, create a partnership, agency, joint venture, employment, or similar relationship.  You will not be entitled to any of the benefits that the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-

sharing benefits, or retirement benefits, or awards under the Plan unless expressly provided in writing otherwise.  You agree that providing services under this Exclusive Consulting Agreement shall not be treated as Service for purposes of the Plan or the Award. You are not authorized to make any representation, contract, or commitment on behalf of the Company unless specifically requested or authorized in writing to do so by a Company officer.  You are solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state, or local tax authority.  You will indemnify and hold harmless the Company from and against any and all tax liability related to this Exclusive Consulting Agreement as well as any claims, actions, or charges arising out of or caused by your classification as an independent contractor.
4.Exclusivity.
4.1The consultancy arrangement contemplated by this Exclusive Consulting Agreement shall be on an exclusive basis. You shall not, during the Term, without the prior written consent of the Committee, engage in any work, services, or other activities for any person or entity which directly or indirectly competes with the Company in any way. This includes, but is not limited to acting as an employee, officer, director, contractor, owner, consultant, or agent of any such person or entity. The determination of whether a person or entity is competitive with the Company shall be subject to the sole and exclusive discretion of the Committee. You shall act in the best interest of the Company while providing the Exclusive Consulting Services to the Company.
5.Term and Termination.
5.1Term.  This Exclusive Consulting Agreement is effective as of the date of your termination of employment with the Company following Normal Retirement Age and will terminate on the two-year anniversary thereof unless terminated earlier as set forth below (the “Term”).
5.2Termination by the Company. The Company may terminate this Exclusive Consulting Agreement before the end of the Term for any breach of Section 4 hereof by you or any material breach by you of any other provision hereof. Should the Company believe that you breached this Exclusive Consulting Agreement in a manner that allows a termination pursuant to this Section 5.2, the Company will notify you in writing and allow you to cure any breach (if such breach is curable) within ten (10) days after the date of the Company’s written notice of breach. You understand that if the Company terminates this Exclusive Consulting Agreement pursuant to this Section 5.2, you will forfeit all additional vesting, payments or other rights or benefits under the Award because your termination will not be a Qualifying Retirement Termination and you will be subject to the Equity Clawback provisions of Section 6, below.
5.3Termination by You.  You may not terminate this Exclusive Consulting Agreement during the Term except or unless the Company materially breaches this Exclusive Consulting Agreement. Should you believe that the Company materially breached this Exclusive Consulting Agreement, you will notify the Company in writing and allow the Company to cure any breach (if such breach is curable) within ten (10) days after the date of your written notice of breach.
6.Equity Clawback. In the event of any breach by you of Section 4 hereof or any material breach by you of any other provision hereof, then any additional vesting, payments or other rights or benefits you may otherwise been eligible to receive under this Exclusive Consulting Agreement and Section 2.2 of the Award Agreement shall automatically and immediately terminate and be forfeited. In addition, you shall, within thirty (30) days following notice from Company, pay to the Company an amount equal to the aggregate benefit, value or gain you realized or obtained as a result of any additional vesting, payments or other rights or benefits you previously received under the Award pursuant to this Exclusive Consulting Agreement and Section 2.2 of the Award Agreement.

ATTACHMENT 3
QUALCOMM INCORPORATED
Incentive Compensation Repayment Policy
(Effective October 2, 2023)
1.     INTRODUCTION
QUALCOMM Incorporated (the “Company”) is adopting this Incentive Compensation Repayment Policy (this “Policy”) to provide for the Company’s criteria and process for recovering certain Incentive Compensation (as defined below) erroneously awarded to or earned or received by Affected Officers (as defined below) under certain circumstances. This Policy is adopted effective as of the date set forth above (the “Effective Date”). As of the Effective Date, this Policy is the successor to and restates the Company’s Incentive Compensation Repayment Policy that was adopted effective September 23, 2020.
This Policy is administered by the HR and Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). The Committee shall have full and final authority to make any and all determinations required under this Policy. Any determination by the Committee with respect to this Policy shall be final, conclusive and binding on all parties. The Committee may amend or terminate this Policy at any time.
This Policy is intended to comply with Section 10D of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 thereunder, and the applicable rules of the Nasdaq Stock Market, including Rule 5608, or any other national securities exchange on which the Company’s securities are then listed (the “Exchange”) and will be interpreted and administered consistent with that intent.
2.     EFFECTIVE DATE
This Policy shall apply to all Incentive Compensation received by an Affected Officer on or after the Effective Date to the extent permitted or required by applicable law or the rules of the Exchange.
3.     DEFINITIONS
For purposes of this Policy, the following terms shall have the meanings set forth below:
“Affected Officer” means any current or former “officer” as defined in Exchange Act Rule 16a-1 and includes the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a (significant) policy-making function, or any other person who performs similar policymaking functions for the Company. The Board makes a determination, at least annually, of the individuals who are the Company’s “officers” as defined in Exchange Act Rule 16a-1.
“Erroneously Awarded Compensation” means the amount of Incentive Compensation received that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the Restatement, computed without regard to any taxes paid. In the case of Incentive Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Restatement, the amount shall reflect a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive Compensation was received, as determined by the Committee in its sole discretion. The Company shall maintain documentation of the determination of such reasonable estimate and provide such documentation to the Exchange as required by such Exchange.
“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, whether or not such measure is presented within the financial statements or included in a filing with the Securities and Exchange Commission (“SEC”). Stock price and total shareholder return are also Financial Reporting Measures.
“Incentive Compensation” means any compensation that is awarded, earned or vested based in whole or in part on the attainment of a Financial Reporting Measure. For purposes of clarity, base salaries, bonuses or equity awards paid solely upon satisfying one or more subjective standards, strategic or operational measures, or continued employment are not considered Incentive Compensation, unless such awards were granted, paid or vested based in part on a Financial Reporting Measure.
“Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a “Big R” restatement), or that would result in a material misstatement if the error was corrected in the current period or left uncorrected in the current period (i.e., a “little r” restatement).
4.    RECOVERY
If the Company is required to prepare a Restatement, the Company shall seek to recover and claw back reasonably promptly all Erroneously Awarded Compensation that is received by an Affected Officer:
(i)on and after the Effective Date;
(ii)after beginning service as an Affected Officer;
(iii)who served as an Affected Officer at any time during the performance period for that Incentive Compensation;
(iv)while the Company has a class of securities listed on the Exchange; and
(v)during the three completed fiscal years immediately preceding the date on which the Company was required to prepare the Restatement (including any transition period within or immediately following those years that results from a change in the Company’s fiscal year, provided that a transition period of nine to 12 months will be deemed to be a completed fiscal year).

For purposes of this Policy:
•Erroneously Awarded Compensation is deemed to be received in the Company’s fiscal year during which the Financial Reporting Measure specified in the Incentive Compensation is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period; and
•the date the Company is required to prepare a Restatement is the earlier of (x) the date the Board, the Committee or any officer of the Company authorized to take such action concludes, or reasonably should have concluded, that the Company is required to prepare the Restatement, or (y) the date a court, regulator, or other legally authorized body directs the Company to prepare the Restatement.
For purposes of clarity, in no event shall the Company be required to award any Affected Officers an additional payment or other compensation if the Restatement would have resulted in the grant, payment or vesting of Incentive Compensation that is greater than the Incentive Compensation actually received by the Affected Officer. The recovery of Erroneously Awarded Compensation is not dependent on if or when the Restatement is filed.
To the extent required by applicable law or the rules of the Exchange any profits realized from the sale of securities of the Company are subject to recoupment under this Policy.
5.    SOURCES OF RECOUPMENT
In seeking recoupment of Erroneously Awarded Compensation under this Policy, to the extent permitted by applicable law, the Committee may, in its discretion, seek recoupment from the Affected Officer(s) from any of the following sources: (i) prior Incentive Compensation payments; (ii) future payments of Incentive Compensation; (iii) cancellation of outstanding Incentive Compensation; and (iv) direct repayment. To the extent permitted by applicable law, the Company may offset such amount against any compensation or other amounts owed by the Company to the Affected Officer.
To the extent that an Affected Officer fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall, or shall cause one or more of its subsidiaries to, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the Affected Officer; provided that the Affected Officer shall be required to reimburse the Company and its subsidiaries for any and all expenses reasonably incurred (including legal fees) by the Company or any of its subsidiaries in recovering such Erroneously Awarded Compensation.
6.    LIMITED EXCEPTIONS TO RECOVERY
Notwithstanding the foregoing, the Committee, in its discretion, may choose to forgo recovery of Erroneously Awarded Compensation under the following circumstances, provided that the Committee (or a majority of the independent members of the Board) has made a determination that recovery would be impracticable because:
(i)    The direct expense paid to a third party to assist in enforcing this Policy would exceed the recoverable amounts; provided that the Company has made a reasonable attempt to recover such Erroneously Awarded Compensation, has documented such attempt and has (to the extent required) provided that documentation to the Exchange;
(ii)    Recovery would violate home country law where the law was adopted prior to November 28, 2022, and the Company provides an opinion of home country counsel to that effect to the Exchange that is acceptable to the Exchange; or
(iii)    Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of the Internal Revenue Code of 1986, as amended.
7.    INDEMNIFICATION AND INSURANCE
Neither the Company nor any of its subsidiaries is permitted to indemnify or reimburse any Affected Officer against the recovery of Erroneously Awarded Compensation. In addition, the Company and its subsidiaries are prohibited from paying the premiums on an insurance policy that would cover an Affected Officer’s potential clawback obligations, or entering into any agreement that exempts any Incentive Compensation from this Policy or that waives the Company or any of its subsidiary’s rights to recover Erroneously Awarded Compensation in accordance with this Policy, and this Policy shall supersede any such agreement.
8.    SEVERABILITY
If any provision of this Policy or the application of any such provision to any Affected Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.
9.    NO IMPAIRMENT OF OTHER REMEDIES
This Policy does not preclude the Company from taking any other action to enforce an Affected Officer’s obligations to the Company or limit any other remedies that the Company may have available to it and any other actions that the Company may take, including termination of employment, institution of civil proceedings, or reporting of any misconduct to appropriate government authorities. The Company will comply with the disclosure, documentation and records requirements related to this Policy under Section 10D of the Exchange Act, applicable listing rules of the Exchange and applicable SEC filings. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company and any of its subsidiaries under applicable law, regulation or rule or pursuant to the terms of any similar policy in any employment agreement, offer letter, compensation plan, equity award agreement, or similar agreement, and any other legal remedies available to the Company or any of its subsidiaries. The Committee may require that any employment agreement, offer letter, compensation plan, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Affected Officer to agree to abide by the terms of this Policy.

C-4